Exhibit 10.8

Giga-tronics Incorporated

Management Change in Control Cash Incentive Opportunity

1.	Purposes

(a)    Purpose. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board recognizes that such possibilities can cause members of management of the Company to consider alternative employment opportunities. The purpose of this document is to (i) incentivize designated Participants to effectuate a successful Change of Control, which may be an organizational goal of the Company, and to establish retention incentives for designated Participants payable upon the occurrence of a Change of Control, (ii) assure that the Company will have the continued dedication and objectivity of the Participants, notwithstanding the possibility, threat or occurrence of a Change of Control, (iii) provide the Participants with an incentive to continue their service prior to a Change of Control and to motivate the Participants to maximize the value of the Company upon a Change of Control for the benefit of its shareholders, and (iv) provide the Participants with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control. It is understood that the cash incentive amounts payable to the Participants under this arrangement will be measured by the amount of the Company Equity Value. Capitalized terms used but not otherwise defined in this document shall have the meanings set forth in Section 2, below.

(b)    Approval. The Board has determined that the adoption of this cash incentive opportunity shall be part of each Participant’s annual cash incentive opportunity and is in the best interest of the Company and its shareholders.

2.	Definitions

(a)    “Board” means the Board of Directors of the Company.

(b)    “Cause” means “Cause” as defined in the Participant’s Severance Agreement with the Company, or, if not otherwise covered in a Severance Agreement, for purposes of this document means a (i) a willful failure by Participant to substantially perform Participant’s duties as an Participant, other than a failure resulting from the Participant’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Participant that constitutes gross misconduct and that is injurious to the Company, (iii) circumstances where Participant willfully imparts material confidential information relating to the Company or its business to competitors or to other third parties other than in the course of carrying out Participant’s duties, (iv) a material and willful violation by Participant of a federal or state law or regulation applicable to the business of the Company that is injurious to the Company, or (v) Participant’s conviction or plea of guilty or no contest to a felony, which the Company reasonably believes has or will negatively reflect on the Company’s business or reputation. No act or failure to act by Participant will be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest. A Participant who agrees to resign from his or her affiliation with the Company in lieu of having such affiliation terminated by the Company for Cause may be deemed, in the sole discretion of the Board, to have such affiliation terminated for Cause for purposes of this document.

(c)    “Change of Control” means the occurrence of any of the following:

(i)    the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), entity or group of persons acting in concert;

(ii)    any person or group of persons (as defined in Rule 13d-5 under the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iii)    a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, as defined below, a Change of Control shall be deemed to have occurred with respect to this Agreement only if a change in the ownership or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Code Section 409A.

(d)    “Change of Control Closing” means the initial closing of a Change of Control as defined in the definitive agreement executed in connection with such Change of Control. In the case of a series of transactions constituting a Change of Control, “Change of Control Closing” means the first closing that satisfies the threshold of the definition for a Change of Control. If there is not definitive agreement executed in connection with a Change of Control, the Change of Control Closing shall be deemed to have occurred on the date of the Change of Control.

(e)    “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(f)    “Common Stock” means common stock of the Company.

(g)    “Company” means Giga-tronics Incorporated, a California corporation, and any successor.

(h)    “Company Equity Value” means, on a per share basis, all cash and the Fair Market Value of all securities or other property or proceeds paid or payable, directly or indirectly, by a third party to the Company or the Company’s common shareholders (and excluding, for avoidance of doubt, holders of the Company’s preferred stock) in connection with a Change of Control. Notwithstanding the foregoing, if the amounts paid or payable in connection with a Change of Control are reduced by the amounts paid or payable hereunder, the “Company Equity Value” shall be deemed to be the amounts, on a per share basis, that would have been paid or payable, directly or indirectly, by a third party to the Company or the Company’s common shareholders after factoring in the aggregate exercise price of any such securities that are receiving proceeds net of such exercise price in connection with such Change of Control) in connection with such Change of Control had such amounts not been reduced for amounts paid or payable hereunder, as determined in the sole discretion of the Board. For the avoidance of doubt, amounts paid or payable to any debt holders (other than with respect to convertible debt) and transaction expenses payable to any party other than the Company shall not be included in the Company Equity Value. Notwithstanding the foregoing, in the case of a Change of Control in which the Company’s shares of common stock remain outstanding and unaffected as a result of the Change of Control and, as a result, holders of the Company’s common stock receive no securities or other property or proceeds, “Company Equity Value” means the volume-weighted average closing price of the Company’s common stock for the ten trading day period ending on the date that the Change of Control occurs.

(i)    “Fair Market Value” means a value determined by the Board, in its sole and reasonable discretion, with such determination being final and binding.

(j)    “Good Reason” means “Good Reason” as defined in the Participant’s severance agreement with the Company, or, if not otherwise covered in an severance agreement, for purposes of this document means the occurrence of any of the following events or conditions unless consented to by the Participant (and the Participant shall be deemed to have consented to any such event or condition unless the Participant provides written notice of the Participant’s non-acquiescence within 30 days of the effective time of such event or condition): (i) a change in the Participant’s responsibilities or duties which represents a material diminution in the Participant’s responsibilities or duties as in effect immediately preceding the date on which such individual became a Participant; (ii) a reduction in the Participant’s base salary to a level below that in effect at any time within six months preceding the date on which such individual became a Participant or at any time thereafter, provided that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to the Participant’s by the same percentage amount shall not constitute such a salary reduction; or (iii) requiring the Participant to be based at any place outside a 50‑mile radius from the Participant’s job location or residence prior to the date on which such individual became a Participant except for reasonably required travel on business which is not materially greater than such travel requirements prior to the date on which such individual became a Participant.

(k)    “Individual Target Amount” means the amount specified for a particular Participant, as set forth on Exhibit A.

(l)    “Individual Subjective Performance Factor” means, for each particular Participant, a percentage ranging from 0.0% to 110%, and shall be determined for each Participant by the Board in its sole and absolution discretion. In determining a Participant’s Individual Subjective Performance Factor, the Board may consider, for example and among other things, a Participant’s contributions, cooperation and efforts with respect to a Change of Control transactions.

(m)     “Participant” means each person designated by the Board in writing as set forth on Exhibit A to this document as eligible to earn a Bonus Amount from the Bonus Pool, as such Exhibit A may be modified and updated in accordance with the terms of this document.

(n)     “Opportunity” means this Giga-tronics Incorporated Management Change In Control Cash Incentive Opportunity.

(o)    “End Date” means March 31, 2022, which date may be extended by the Board in its sole discretion.

3.	Administration

(a)    This Plan shall be interpreted and administered by the Board.

(b)    The Board, in its sole discretion, shall have the power, subject to, and within the limitations of, the express provisions of this document:

(i)    To interpret this document and the Opportunity;

(ii)    To determine from time to time which Participants of the Company shall be designated as Participants and the terms under which such Participants shall be entitled to participate in this Opportunity

(iii)    To determine whether or not a transaction or related series of transactions results in a Change of Control;

(iv)    To determine the Fair Market Value of the applicable Closing Common Stock Value in connection with a Change of Control;

(v)    To establish, change, or adjust, in its sole discretion, the Individual Target Amount for each of the Participants based on, for example and among other things, a Participant’s contributions, responsibilities, performance, cooperation and efforts with respect to a Change of Control transaction, as determined by the Board in its sole discretion; and

(c)    To the maximum extent permitted by law and the terms of the Company’s relevant corporate documents and insurance policies, (i) no members of the Board shall be personally liable for any action, determination, or interpretation made pursuant to the terms of this document in good faith with respect to the Opportunity, and (ii) all members of the Board shall be fully indemnified and held harmless by the Company in respect of any such action, determination, or interpretation.

4.	Conditions to and Amounts of Bonuses.

               (a)    Conditions. No bonus hereunder (the “Bonus Amount”) shall be paid or earned unless or until:

               (i)    A Change of Control Closing has occurred;

              (ii)    The Participant (A) is employed by the Company as of the time of the Change of Control Closing or (B) was either terminated by the Company without Cause or terminated his or her employment for Good Reason, either case during the 90 days preceding the Change of Control Closing; and

               (iii)    The Board has determined each Participant’s Bonus Amount in accordance with Section 4(b).

(b)    Determination of Bonus Amounts. Upon a Change of Control, the Board shall calculate and determine the amount of each Participant’s bonus hereunder (the “Bonus Amount”) which shall be equal to the product of (i) the Participant’s applicable Individual Target Amount multiplied by (ii) the Participant’s Individual Subjective Performance Factor (expressed in decimal form), as adjusted under Section 5 to the extent necessary.

(c)    Funding of Bonus Amounts. The Bonus Amounts shall be funded in cash, the Company’s securities, or the securities and/or other property that constitutes the Company Equity Value (based on the Fair Market Value) or a combination of the foregoing, as determined by the Board in its sole discretion.

5.	Distributions

(a)    Any securities that are issued to the Participants hereunder in connection with a Change of Control, if any, shall be subject to the same or similar restrictions as imposed by the acquirer on the securities issued to the Company or the Company’s shareholders, as applicable, as set forth in the definitive agreement pursuant to which the Change of Control occurs and such restrictions that are required by applicable securities laws.

(b)    Any Bonus Amounts shall be distributed in lump sum payments to Participants as soon as practicable after the date of the Change of Control Closing, but in no event later than 30 days following the date of the Change of Control Closing; provided, that a Participant’s right to receive any Bonus Amount shall be contingent on such Participant executing a release of claims in favor of the Company and its affiliates, in a form satisfactory to the Company within such 30-day period.

6.	Amendment or Termination

(a)    The Board at any time, and from time to time, may modify, amend, revoke, suspend, terminate or change this document and/or the Opportunity in any manner in its sole discretion; provided, however, following a Change of Control Closing, the Opportunity may not be modified, amended, revoked, suspended, terminated or changed without the consent of each Participant adversely affected by the modification, amendment, revocation, suspension, termination or change, except as may be required by any applicable law.

(b)    The Opportunity shall terminate on the End Date, provided however, that if the Company is a party to a definitive agreement with respect to a Change of Control as of the End Date, this Plan shall continue in effect until the terminated in accordance with Section 6(a) or Section 6(c) of this Plan or, if earlier, the termination of such definitive agreement.

(c)    The Opportunity shall automatically terminate upon the completion of all earned payments under the terms of this document.

7.	No Guarantee of Future Service

Selection of an individual to participate as a Participant under the Opportunity shall not provide any guarantee or promise of continued service of the Participant with the Company (or any of its subsidiaries), and the Company (or any subsidiary employing a Participant) retains the right to terminate the employment of any Participant at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

8.	No Equity Interest

Neither the Opportunity nor any distribution hereunder, if any, creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the shareholders of the Company.

9.	Tax Withholding

The Company shall withhold from any distributions hereunder, if any, any amount required to satisfy the Company’s income and employment tax withholding obligations under federal and state law.

10.	Funding

No provision hereunder shall require the Company, for the purpose of satisfying any obligations hereunder, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights hereunder other than as unsecured general creditors of the Company.

11.	Bonus Plan

The Opportunity is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and shall be construed and administered in accordance with such intention.

12.	Nonassignability

To the maximum extent permitted by law, a Participant’s right or benefits hereunder shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

13.	Code Section 409A

It is intended that each installment of the payments provided hereunder (the “Payments”) is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the Treasury Regulations. For the avoidance of doubt, it is intended that the Payments satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulation Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Payments comply, and this Plan be interpreted to the greatest extent possible as consistent, with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A). Notwithstanding the foregoing, in no event shall the Company be responsible for or have any obligation to reimburse a Participant for any taxes that may be imposed on a Participant in respect of a Payment under Section 409A.

14.	Adjustments for Excess Parachute Payments.

In the event that any consideration to be received by a Participant in connection with a Change of Control (whether pursuant to the terms of the Plan or any other plan, arrangement, or agreement with the Company, any person whose actions result in a Change of Control, or any person affiliated with the Company or such person)(collectively “Parachute Payments”) would not be deductible by the Company, its successor, an affiliate or other person making such payment or providing such benefit (in whole or part) as a result of Section 280G of the Code, then that portion of the Parachute Payments will be so reduced (in a manner determined by the Company) such that no portion of any Parachute Payments is not deductible by reason of Section 280G of the Code.

For purposes of this provision, the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors or tax counsel based on Sections 280G and 4999 of the Code and the regulations for applying those Code Sections, or on substantial authority within the meaning of Section 6662 of the Code.

15.	Choice of Law

All questions concerning the construction, validation and interpretation of this document and hereunder shall be governed by the laws of the State of California without regard to its conflict of laws provisions.

16.	Headings

The headings in this document are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(Remainder of Page Intentionally Left Blank)

This Giga-tronics Incorporated Management Change In Control Cash Incentive Opportunity is adopted by an authorized officer of the Company effective as of November 11, 2021.

GIGA-TRONICS INCORPORATED

By:	/s/ Lutz P. Henckels

Print Name:	Lutz P. Henckels

Title:	Executive VP, COO and CFO

EXHIBIT A

PARTICIPANTS AND INDIVIDUAL TARGET AMOUNTS

Company Equity Value ($):	Less than $4.00	$4,00 or more*	$5.00 or more	$6.00 or more	$7.00 or more	$8.00 or more	$9.00 or more
Armand Pantalone	0	100,000	120,000	140,0000	160,000	180000	200,000
Dan Kirby	0	100,000	120,000	140,0000	160,000	180000	200,000
John Regazzi	0	100,000	120,000	140,0000	160,000	180000	200,000
Lutz Henckels	0	100,000	120,000	140,0000	160,000	180000	200,000

Note: At $4.00 or more, the target amounts are intended to increase proportionately, up to $9.00. So, for example, if the Company Equity Value is $4.50, the target amount for each executive would be $110,000.